SHARE PURCHASE AGREEMENT

BETWEEN:

- Right Associates (France), a societe en nom collectif with a capital of FRF 3,450,000, whose registered office is Tour Winterthur, 102 Terrasse Boieldieu, 92800 Puteaux, registered with the Nanterre Commercial and Companies Registry under number B 344 987 052, represented by Mr. Lee Bohs,duly empowered for the purposes hereof, hereinafter referred to as the "Purchaser",

                                ON THE ONE HAND,

AND

- BDDP, a societe anonyme, having a capital of FRF 171,415,150, whose registered office is at 162-164, rue de Billancourt, B.P. 411, 92100 Boulogne-Billancourt, France, registered with the Nanterre Commercial and Companies Registry under number B 305 507 998, represented by Mr. Hubert Genty, duly empowered for the purposes hereof pursuant to a power of attorney attached as Schedule 1 hereto, hereinafter referred to individually as "BDDP", and

- Mr. Jean Liebaut, residing 46, rue Singer - 75016 Paris, France, hereinafter referred to individually as Mr. Liebaut, and

- Mr. Francois Prieur, residing 61, boulevard Suchet - 75016 Paris, hereinafter referred to individually as Mr. Prieur, and

- Mr. Claude Maubras, residing 90, avenue Andre Morizet - 92100 Boulogne Billancourt, hereinafter referred to individually as Mr. Maubras, and

- Mr. Jean-Pierre Leclercq, residing 40 allee Chanteraine-Chevry, 91190 Gif-sur Yvette, hereinafter referred to individually as Mr. Leclercq, and

- Mr. Claude Vieules, residing 9 rue de l'Eglise 78270 Bennecourt hereinafter referred to individually as Mr.Vieules.

         hereinafter collectively referred to as the "Sellers",

                               ON THE OTHER HAND

WHEREAS:

1. LIEBAUT, MAUBRAS & PRIEUR - LM&P (hereinafter "the Company"), is a French societe anonyme a directoire et conseil de surveillance, (corporation with a directorate and a supervisory board), whose registered office is 18-20, rue Fourcroy - 75017 Paris, France, registered with the Paris Commercial and Companies Registry under number B 349 716 803, with a corporate capital of FRF 250,000 divided into 2,500 shares with a par value of FRF 100 each.

2. The activity of the Company is the supply of services with respect to the outplacement of executives.

         It has two secondary establishments, one located at 11, boulevard Pershing - 75017 Paris, operating under the name of "CONVICTION" and another located at 25, rue Fourcroy - 75017 Paris, operating under the name of "ATOUTS-CARRIERES".

3. The 2,500 shares of the Company are held as follows on the Completion Date, as defined in Article 3.1 below:

         BDDP                               1,275
         Mr. Liebaut                        375
         Mr. Maubras                        375
         Mr. Prieur                         375
         Mr. Leclercq                       50
         Mr. Vieules                        50

         (the five individual shareholders, other than BDDP, shall be referred to jointly as the "Minority Shareholders").


NOW, THEREFORE, THE PURCHASER AND THE SELLERS AGREE AS FOLLOWS:


Article 1 - Purchase and Sale of Shares

         The Sellers hereby sell to the Purchaser, and the Purchaser hereby purchases, under the appropriate ordinary and legal guarantees, and in accordance with the terms and conditions hereof, 2,500 shares representing the whole of the share capital of the Company (hereafter the "Shares").


Article 2 - Purchase Price

2.1      Amount

         The parties have agreed in principle on a total Purchase Price in the amount of thirteen million four hundred and fifteen thousand francs (FRF 13,415,000) which will, however, be divided into six parts and subject, as regards the Third, Fourth, Fifth and Sixth Part (as defined below) to the adjustments mentioned in subparagraphs (c), (d) (e) and (f) herebelow.


(a) The first part of the Purchase Price (hereinafter the "First Part") shall be equal to FRF 6,500,000.

(b) The second part of the Purchase Price (hereinafter the "Second Part") shall be equal to FRF 3,315,000.

(c) The third part of the Purchase Price (hereinafter the "Third Part") shall be equal to FRF 900,000, subject however to the following adjustments:

         (i) if the Net Revenue ( as defined below) of the Company with respect to the period from April 1, 1995 to December 31, 1995, as determined in the Company's 1995 Accounts (as defined below) is not lower than a sum of FRF 14,250,000, the Third Part shall be equal to the sum of FRF 900,000 increased by 10% for each full FRF 750,000 increment in excess of FRF 14,250,000;

         (ii) if the Net Revenue of the Company with respect to the period from April 1, 1995 to December 31, 1995, as determined in the Company's 1995 Accounts, is less than FRF 14,250,000, the Third Part shall be equal to the sum of FRF 900,000 reduced by 10% for each full FRF 750,000, below FRF 14,250,000, with a minimum amount which shall be not less than FRF 562,500.

(d) The fourth part of the Purchase Price (hereinafter the "Fourth Part") shall be equal to FRF 1,200,000, subject however to the following adjustments:

         (i) if the Net Revenue of the Company with respect to the 1996 fiscal year, as determined in the Company's 1996 Accounts (as defined below) is not lower than a sum of FRF 19,000,000, the Fourth Part shall be equal to the sum of FRF 1,200,000 increased by 10% for each full FRF 1,000,000 increment in excess of FRF 19,000,000;

         (ii) if the Net Revenue of the Company with respect to the 1996 fiscal year, as determined in the Company's 1996 Accounts, is less than FRF 19,000,000, the Fourth Part shall be equal to the sum of FRF 1,200,000 reduced by 10% for each full FRF 1,000,000, below FRF 19,000,000, with a minimum amount which shall be not less than FRF 750,000.

(e) The fifth part of the Purchase Price (hereinafter the "Fifth Part") shall be equal to FRF 1,200,000, subject however to the same adjustments as those provided in subparagraphs (i) and (ii) of (d) above, the Net Revenue to be considered for the determination of the Fifth Part being the Net Revenue of the Company with respect to the 1997 fiscal year, as determined in the Company's 1997 Accounts (as defined below).

(f) The sixth part of the Purchase Price (hereinafter the "Sixth Part") shall be equal to FRF 300,000, subject however to the following adjustments:

         (i) if the Net Revenue of the Company with respect to the period from January 1, 1998 to March 31, 1998, as determined in the Company's Interim Profit and Loss Account as at March 31, 1998 (as defined below) is not lower than a sum of FRF 4,750,000, the Sixth Part shall be equal to the sum of FRF 300,000 increased by 10% for each full FRF 250,000 increment in excess of FRF 4,750,000;

         (ii) if the Net Revenue of the Company with respect to the period from January 1, 1998 to March 31, 1998, as determined in the Company's Interim Profit and Loss Account, as at March 31, 1998 is less than FRF 4,750,000, the Sixth Part shall be equal to the sum of FRF 300,000 reduced by 10% for each full FRF 250,000, below FRF 4,750,000, with a minimum amount which shall be not less than FRF 187,500.

         For the purposes of paragraphs (c), (d) (e) and (f) above, the following terms shall be defined as follows:

         * the Company's 1995, 1996 and 1997 Accounts shall mean, the corporate accounts of the Company as at December 31, 1995, 1996 and 1997 respectively prepared in accordance with French accounting principles as consistenly applied within the Company ( as such principles consistently applied in the Company are set out in Schedule 2 hereto) and presented by the Directorate and notified within three months from the end of the fiscal year concerned to the Sellers;

         * Net Revenue shall mean the net turnover of the company (chiffre d'affaires net) as it appears in the profit and loss account of the Company (Compte de resultat).

         * Interim Profit and Loss Account as at March 31, 1998 shall mean an interim profit and loss account of the Company as at March 31, 1998 which shall be prepared in accordance with French accounting principles, as consistently applied within the Company and notified before April 25, 1998 to the Sellers.

         However, in the event of modification of the legal status of the Company, namely following a merger before the payment of the Sixth Part, the Purchaser shall procure that in addition to the corporate accounts of the Company, accounts for the division corresponding to the LM&P activity as at December 31, 1995, 1996 and 1997 as well as an Interim Profit and Loss Account of the LM&P division as at March 31, 1998, shall be prepared in accordance with the same accounting principles as those defined above and in that case, the terms defined hereabove shall refer respectively to the accounts of the LM&P division as at December 31, 1995, 1996 and 1997 and to the interim profit and loss account of the LM&P division as at March 31, 1998.

(g)      (i) Subject to the provisions of this paragraph and of Article  2.2(c),
         (d) (e) and (f) below, the Third Part, Fourth Part, Fifth Part and Sixth Part shall be due and payable to the Minority Shareholders, each Minority Shareholder being entitled to receive personally a share of the Third, Fourth, Fifth and Sixth Part equal to the percentage represented by the number of shares he held in the Company on the Completion Date as compared to the total number of shares held on the same date by the Minority Shareholders.

         (ii) However, each Minority Shareholder, with the exception of Messrs. Maubras and Prieur, shall only be entitled to receive his share of the Third Part, Fourth Part, Fifth Part and Sixth Part on the First Anniversary and Second Anniversary Payment Date (as regards the Third and Fourth Part respectively) and on the Third Anniversary Payment Date ( as regards the Fifth and Sixth Part) (as defined in Article 2.2 (c),
         (d), (e) and (f) below), if he is still employed, on each such Payment Date, by the Company (or any successor thereof) unless the reason why he is no longer employed is the said Minority Shareholder's death, physical incapacity or dismissal without cause or for cause (motif reel et serieux) other a gross misconduct (faute grave ou lourde). If, on any such Payment Date, the Minority Shareholder is no longer employed by the Company (or any successor thereof) for any other reason, the Purchaser shall have no obligation to pay his share of the Third and/or Fourth and/or Fifth Part and/or Sixth Part to him or to any third party, including the remaining Minority Shareholders. However, in the event of dismissal of any one of the Minority Shareholders for gross misconduct (faute grave ou lourde) if, subsequently a definitive court decision were to decide that the alleged gross misconduct was not established and that consequently the dismissal in question was without cause or for cause (motif reel et serieux) other than gross misconduct, the Purchaser would promptly, upon receipt of a notification of an enforceable copy of such definitive court decision, pay to the Minority Shareholder concerned his share of the Third and/or Fourth and/or Fifth and/or Sixth Part which had not, in due course, been paid to him because of his dismissal for gross misconduct.

         (iii) Messrs. Maubras and Prieur, shall be entitled to receive each their share of the Third, Fourth, Fiffh and Sixth Part, Part on the First Anniversary and Second Anniversary Payment Date (as regards the Third and Fourth Part respectively) and on the Third Anniversary Payment Date ( as regards the Fifth and Sixth Part) (as defined in
         Article 2.2 (c),(d) (e) and (f) below), if they are each still employed, on the First Anniversary and on the Second Anniversary Payment Date, by the Company (or any successor thereof) unless the reason why they are no longer employed is their death, physical incapacity or dismissal without cause.or for cause (motif reel et serieux) other a gross misconduct (faute grave ou lourde). If, on such Payment Date, Mr Maubras and/or Mr. Prieur is no longer employed by the Company (or any successor thereof) for any other reason, the Purchaser shall have no obligation to pay his share of the Third, Fourth, Fifth or Sixth Part to him or to any third party, including the remaining Minority Shareholders. However, in the event of Mr Maubras or Mr. Prieur's dismissal for gross misconduct (faute grave ou lourde) if, subsequently a definitive court decision were to decide that the alleged gross misconduct was not established and that consequently the dismissal in question was without cause or for cause (motif reel et serieux) other than gross misconduct, the Purchaser would promptly upon receipt of a notification of an enforceable copy of such definitive court decision, pay to Mr. Maubras or Mr. Prieur his share of the Third and/or Fourth and/or Fifth and/or Sixth Part which had not in due course been paid to him because of his dismissal for gross misconduct

         (iv) In the event of death of a Minority Shareholder on or before the First Anniversary and/or Second Anniversary and/or Third Anniversary Payment Date, his share of the Third and/or Fourth and/or Fifth Part and/or Sixth Payment shall be payable to his heirs.

2.2      Payment of the Purchase Price

(a) Payment of the First Part shall be made on the date hereof (the "Completion Date") to BDDP, for an amount of FRF 3,315,000 and to the Minority Shareholders, for an amount of FRF 3,185,000.

(b) Payment of the Second Part shall be made to BDDP at the latest six months after the Completion Date.

(c) Payment of the Third Part shall be made to the Minority Shareholders, subject to the conditions set forth in Article 2.1(g) above being fulfilled, at the latest on April 30, 1996 (the "First Anniversary Payment Date").

(d) Payment of the Fourth Part shall be made to the Minority Shareholders, subject to the conditions set forth in Article 2.1(g) above being fulfilled, at the latest on April 30, 1997 (the "Second Anniversary Payment Date").

(e) Payment of the Fifth Part shall be made to the Minority Shareholders, subject to the conditions set forth in Article 2.1(g) above being fulfilled, at the latest on April 30, 1998(the "Third Anniversary Payment Date").

(f) Payment of the Sixth Part shall be made to the Minority Shareholders, subject to the conditions set forth in Article 2.1(g) above being fulfilled, at the latest on the Third Anniversary Payment Date.

(g) The payment mentioned in paragraph (b) subject however to the possible deductions therefrom pursuant to Article 8.2 (e) and (f) of this Agreement is guaranteed by a letter of credit issued by the French agency of a reputable U.S. bank chosen by the Purchaser.

(h)      The payments  mentioned  in  paragraphs  (c),  (d), (e) and (f) of this
         Article is garanteed by Right Management Consultants Inc., the US parent company of the Purchaser, by way of guaranty delivered to the Sellers on the Completion Date. The Payment mentioned in paragraph (c) of this article shall also be guaranteed by the letter of credit referred to in paragraph (g) above which shall benefit the Minority Shareholders after it ceases to benefit BDDP in compliance with paragraph (g) above.


Article 3 - Completion of the Sale and Purchase of the Shares

3.1      Place and Date

         The sale and purchase of the Shares contemplated herein shall take place on the date hereof (the "Completion Date").

3.2      0bligations of the Sellers on the Completion Date

         The following acts shall immediately be accomplished:

(a)      Transfer of the Shares

         The Sellers shall deliver to the Purchaser (i) the Company's share transfer register and the individual shareholders' accounts, duly certified by the President of the directoire, (ii) the relevant ordres de mouvement (share transfer forms) for the transfer of the Shares, duly signed by the Sellers in favor of the Purchaser, or any person or entity designated by it, and (iii) any other document which the Purchaser may reasonably require, in order to ensure the full and complete transfer of title in favor of the Purchaser of all the Shares.

(b) Resignation of the members of the supervisory board (conseil de surveillance)

         The Sellers shall deliver to the Purchaser:

         (i) a letter of resignation from each member of the supervisory board including a letter of resignation from the President of the supervisory board, duly signed, such resignations to be effective as at the Completion Date,

         (ii) the minutes of a supervisory board meeting held at the latest on the Completion Date approving the Purchaser as well as any other purchaser, including the new members of the supervisory board, whose names have been given to the Sellers (in order to meet the seven shareholder requirement) as new shareholders of the Company. as well as the minutes of an ordinary shareholders' meeting held at the latest on the Completion Date, appointing the new members of the supervisory board specified by the Purchaser.

(c)      Corporate books

         The Sellers shall deliver to the Purchaser the Company's corporate books, duly up-to-date as at the Completion Date (minutes of meetings of the supervisory board, of the directorate and of general meetings of shareholders, atten dance register and/or sheets for supervisory board meetings and for the general meetings of shareholders).

3.3      Obligations of the Purchaser on the Completion Date

(a) The Purchaser shall deliver to the Sellers the letter of credit and the guaranty referred to in Article 2.2(g) and (h) above.

(b) The Purchaser shall execute new employment contracts with each Minority Shareholder.

Article 4 - Foreign Investment Regulations / Board approvals

4.1      The parties wish to record that:

         (a) the necessary consent has been obtained from the French Ministry of Economy (Direction du Tresor) on June 2, 1995;

         (b) the proposed transaction has been approved by the board of directors of Right Management Consultants Inc on May 4, 1995;.

         (c) the proposed transaction has been approved by the Supervisory Board of BDDP on January 24, 1995.


Article 5 - Representations and Warranties

The  Sellers,   acting  jointly  and   severally,   hereby  make  the  following
representations and give the following warranties to the Purchaser:

5.1      Incorporation of the Company

(a) The Company is a societe anonyme a directoire et conseil de surveillance whose registered office is located at 18-20, rue Fourcroy
         - 75017 Paris, France, and which is registered with the Commercial and Companies Registry of Paris under the number B 349 716 803. The Company has been duly incorporated and its existence complies with the French legislation. It has the right to possess all its property and assets, to run its business as it does at present, and to carry out all the actions provided for herein. The certified copy of the articles of incorporation of the Company which has been remitted to the Purchaser and the copy, dated April 26, 1995, of the up-to-date K-bis excerpt from the Commercial and Companies Registry of Paris, attached hereto as
         Schedule 3, are complete and up-to-date copies.

(b) The corporate registers and all the documents which the laws and regulations in force require to be drawn up or held, are in order, complete, correct and up-to-date. All corporate publication and other formalities have been duly effected.

5.2      Corporate Capital

         The Company's corporate capital amounts to FRF 250,000, divided into 2,500 shares with a par value of FRF 100 each, all fully paid in, validly issued and not liable, at the date hereof, to give rise to any calls for funds. There are no undertakings of any kind concerning the issue of new shares or other securities in the Company, or the modification of its corporate capital. As at the date hereof, no dividend or other payment or distribution to be paid by the Company has been declared for the current financial year. Any dividends, other payments or distributions declared before December 31, 1994 have been paid in full on the date hereof. A full and accurate list of all the Company's shareholders, showing the number of shares held by each of them, is included in the recitals to this agreement.

5.3      The Shares

(a) Each shareholder of the Company has valid and transferable title to the Shares which he holds, which are free of any liens, beneficial interests, joint interests, options, guarantees, mortgages, sureties, security interests, pledges, restrictions, charges, preferential rights, preemptive rights, prior approvals or any other rights and claims whatsoever, it being specified that each shareholder hereby waives, to the extent necessary, with respect to the sale contemplated herein the preemptive right that he holds under article 12 of the articles of incorporation. All the authorizations which must be obtained prior to the transfer of the Shares, in application of the Company's articles of incorporation and the law, have been obtained on the date hereof.

(b) The provisions of paragraph (a) above also apply to all rights attached to the shares, and namely, to the preferential subscription right and the allocation right for free shares.

5.4      The Sellers' Powers

         The Sellers have all powers, authority and capacity to sign and commit themselves under this Agreement and to perform all the operations mentioned therein. Upon signature of this Agreement, it shall be validly binding upon the Sellers. The signature of this Agreement, and the completion of all the operations which will result therefrom or be related thereto, are not liable to constitute a breach or default in the performance of any provision of the law or regulations, or of a decision, judgment or ruling handed down by any tribunal or court, or of an agreement or other instrument or decision committing the Sellers or the Company.

5.5      Subsidiaries and Holdings

         The Company does not own any subsidiaries and does not have any holdings in any companies or legal entities. The Company is not part of a de facto company (societe en participation or de fait) or joint venture. It does not have any establishment which requires registration with a commercial court other than the court of Paris. It has two establishments in Paris which are duly registered with the Paris Commercial and Companies Registry.

5.6      Legal Reorganization - Judicial Liquidation - Conciliation  Proceedings
         - Extension Period

         The Company has not suspended its payments, and is not subject to any legal reorganization or judicial liquidation proceedings or any other conciliation or collective bankruptcy proceedings provided for by Law No. 84-148 of March 1, 1984 and its texts of application or by Law n(degree) 94-475 of June 10, 1994 and its texts of application. It has not requested an extension period (delai de grace) in application of
         Article 1244-1 of the French Civil Code.

5.7      Disputes

         The Company is not party to any legal action, arbitration, court proceedings or judicial, administrative or other kind of inquiry, and is not the object of any claim which could result in a dispute, proceedings or a judicial, administrative or other inquiry, except for those listed in Schedule 4.

5.8      Contracts

         All contracts, agreements and arrangements entered into by the Company (or in name of its departments ATOUTS-CARRIERES and/or CONVICTION) constitute valid and enforceable undertakings for each of the parties involved. None of these contracts, agreements or arrangements were entered into in breach of the laws and regulations in force. The Company, and the other parties, have duly performed their obligations under these contracts, agreements and arrangements.

         All of the above concerns the Company's day-to-day business, or was entered into in accordance with normal conditions in the context of the Company's business.

5.9      Tax Return

(a) Schedule 5 of this agreement contains copies of the following documents, in the same form in which they were filed with the French tax authorities, concerning the Company's financial year which ended on December 31, 1994 (the "Tax Return"):

         -        Balance Sheet (assets and liabilities) and attached notes;

         -        Profit and loss accounts;

         -        Computation of the tax results;

         -        Other annexed  accounting and tax documents.

(b) The Tax Return was prepared in accordance with the accounting principles and practices generally accepted in France, which the Company has consistently applied, as such principles consistently applied by the Company are set out in Schedule 2 hereto.

(c) The Tax Return was prepared in the form required by the law, and accurately reflects the Company's financial position and the results of its operations. The Company's corporate accounts as they appear in the Tax Return were certified by the Company's statutory auditor and approved by the shareholders on the date hereof.

(d) As at December 31, 1994, the Company had no other liabilities or obligations (due, payable, certain, possible (eventuel), conditional or others, including any obligation resulting from a factoring agreement, a subrogation or a leasing agreement) other than those fairly and accurately indicated, or for which a provision has been made, in the Tax Return.

5.10     Trade Receivables and Other Receivables

         The Company's trade and other receivables, as indicated in the Tax Return, and after correction in view of the provisions for returns, claims and bad debts, as indicated in the Tax Return, and any receivables which have arisen since December 31, 1994, are valid and recoverable in full, or have been recovered, within the legal or contractual time-limits.

5.11     Depreciation and Provisions

         The depreciation and other provisions appearing in the Tax Return are sufficient, and have been determined in accordance with the applicable legislation and with necessary caution. At the date of December 31, 1994, they give an accurate and fair picture of the Company's position.

5.12     Use of the corporate names

         The Company is entitled to use all its corporate names, and namely the names "LM&P", "ATOUTS-CARRIERES" and "CONVICTION", of which it has full title and enjoyment, without paying any royalties to any party whatsoever, and this use does not breach any right belonging to any third party.

5.13     Trademarks, Logos, Patents and Copyright

(a) With the exception of that which is indicated in Schedule 6, the Company does not possess any trademark, logo, patent, software or any other industrial or intellectual property right.

         The Company has a complete and full right of title to the elements listed in Schedule 6, which it uses validly, it being specified that Atouts-Carrieres has never been effectively used. These elements are duly protected in accordance with the applicable French or foreign legislation or regulations. None of them are encumbered by any lien, pledge, guarantee, surety, charge or other easement.

(b) The Company is not bound by any contract or other agreement relating to a patent, trademark, logo, software, tradename, its own corporate name, or any other industrial or intellectual property right, including, but not limited to, any contract entered into with employees concerning their inventions, and is not obliged to pay related royalties or fees to any person whomsoever.

(c) The Company has not infringed, and does not infringe, any right belonging to a third party relating to any patent, trademark, logo, software, trade name, corporate name, or other industrial or intellectual property right.

5.14     Title to the Property and Assets - Leases

(a) The Company owns all the assets entered into the Tax Return, and has valid and negotiable title to its on-going business (fonds de commerce) and, generally, to all its personal and real property. These are free from any lien, security interest, pledge, retention of title right, mortgage, easement, guarantee, promise, surety or other charge, with the exception of those indicated in Schedule 7. No protest has been registered in the name of the Company. All such property and assets are used and are in good condition, except for wear and tear or except for those for which a provision has been made in the Tax Return; they have been consistently and properly maintained, in order to preserve their usefulness and value. None of the said property or assets is out of order or has any apparent defects which prevent its use or could prevent its use in the future in accordance with the purpose for which it has been designed, except due to the effect of wear and tear.

(b) The Company is not a party to any rental or leasing agreement relating to real or personal property, with the exception of the agreements listed in Schedule 8.

(c) Each of the leases for real or personal property to which the Company is a party, either as a lessor or a lessee, is valid and enforceable in accordance with its terms and conditions. None of these leases contain any provisions whatsoever which are unusual, given the activity of the Company. All the premises in which the Company carries out its activity under a commercial lease, subject to the provisions of the Decree of September 30, 1953, are registered with their local Commercial and Companies Registry.

5.15     Insurance

         The Company is adequately insured with reputedly solvent insurance companies for the risks and amounts normally covered by companies which are engaged in a similar activity, and namely for the risks inherent in its civil liability; the Company is up-to-date in all its obligations with respect to the said companies. A record of the insurance policies is attached as Schedule 9.

5.16     Taxes

         The provisions for taxes and the provisions for social, tax and parafiscal charges (including, but not limited to, social security contributions and contributions to complementary welfare and pension schemes) which appear in the Tax Return are sufficient for the payment of all taxes, social, tax and parafiscal charges and all the Company's commitments at the date of the Tax Return (regardless of the date of the event which is the origin of the taxes or social, tax and parafiscal charges). The Company has filed its national, departmental and local tax and social declarations at the required time, as well as any records and other documents concerning its social, tax and parafiscal charges, and has kept a copy of its originals filed. All State, departmental and local taxes, duties and rights (including, but not limited to, corporation tax, value added tax, business tax, registration tax, land tax and customs duties) and all social, tax and parafiscal charges owed by the Company or payable at the date hereof have been paid within the legal deadline or a provision has been duly made therefor except with respect to what has been provided in Schedule 4.

5.17     Contracts, Guarantees and Services

         All services supplied by the Company have been carried out in accordance with any representations, warranties and contracts made or entered into by the Company in that respect, and with all provisions of the applicable law and regulations. At the present time, there are no third-party claims concerning the legal, contractual or other guarantees applicable to the services supplied by the Company, except with respect to what has been provided in Schedule 4.

5.18     Company Liabilities

(a) The Company does not owe any amount whatsoever, and has not made any commitment concerning such a payment, to any of its ex or current shareholders, corporate officers, employees, agents, sales representatives, or any of their spouses, children or other relations, other than as remuneration for services rendered. No shareholder, corporate officer, employee, agent, sales representative, nor any of their children, spouses or other relations, owes any amount to the Company, with the exception of what may have been provided for in the Tax Return.

(b) The interest paid to the Company's shareholders prior to the date hereof has never exceeded the maximum authorized in Articles 39-1 3(degree) and 212 of the General Tax Code.

(c) No retirement indemnity has been promised or granted to any employee or corporate officer.

5.19     Personnel

         As at December 31, 1994, the Company employed approximately 13 employees and since that date there has been no substantial change in the number or composition of its personnel. The Company has not granted any special benefits in favor of its employees and/or corporate officers other than those appearing in Schedule 16 hereto. The Company is subject to the provisions of the National Collective Bargaining Agreement for the Bureaux d'Etudes Techniques, Cabinets d'Ingenieurs Conseils et Societes de Conseils and complies in all respects with labor law and the terms and conditions of such collective bargaining agreement. The Company has not entered into any agreement relating to profit-sharing, pensions, workers' participation or an incentive scheme (interessement) other than those listed in Schedule 10.

5.20     General Provisions

         No existing fact or event of any kind is likely, to the knowledge of the Sellers, to have a negative effect on the assets, liabilities, business or activities of the Company, with the exception of that which is specified in this agreement or in one of the Schedules.

         In the application of this clause, the Sellers shall be deemed to have knowledge of a fact or event if any of the Company's corporate officers and executives had knowledge of it.

5.21     Absence of Changes

         Between January 1, 1995 and the Completion Date there has not been:

(a) any change in the financial position, the assets, liabilities, business or operations of the Company, other than normal changes which fall within the scope of the normal course of business, with the exception of what appears in Schedules 11 and 4;

(b) no purchase or sale of securities by the Company, no issue by it of any shares or other securities, rights or options to purchase shares in the Company, or which are capable of granting the right to acquire or subscribe to securities which represent a share in the capital of the Company;

(c)      any loan granted, promised or secured by the Company;

(d) any assumption by the Company of an obligation or liability, other than the current obligations or liabilities subscribed to in the normal course of business;

(e) any expiry, termination or waiver, nor any amendment or default of any contract, undertaking or arrangement in which the Company is or may be a party, other than in the normal course of business;

(f) any abnormal increase or promised increase in the remuneration received by the Company's employees, agents, sales representatives and corporate officers, or in any benefits they receive (bonuses, shares in profits, retirement or other pension, or other benefits of a similar kind) with the exception of that which is indicated in Schedule 12;

(g) any sale, lease or transfer by the Company of any tangible or intangible assets, other than in the normal course of business, nor any cancellation of any of the Company's receivables or claims, or waiver of them;

(h) any lien, security interest, pledge, mortgage, easement, guarantee, promise, surety or other charge granted on the Company's tangible and intangible assets;

(i) any social disturbance, conflict, strike or similar event affecting the Company.

5.22     Lists

         Schedule 13 hereto includes the name and address of each person who has received general or special powers from the Company. The following documents have been delivered to the Purchaser by the Sellers, in a full and accurate form, on the date hereof:

(a) a list of all real estate, land, facilities or other property belonging to the company or rented or used by it;

(b) a list of the banks and other financial institutions with which the Company has an account or a credit line, which will also indicate (i) the names of the people with powers of signature, (ii) the amount of each of the credit lines, and any long, medium or short-term credit, or any other financing agreement related to any borrowing by the Company and any of the Company's debts towards the said banks and other financial institutions, (iii) the amount of these which is guaranteed by the Sellers, the names of the shareholders who have given the guarantees, and the names of the banks and financial establishments in favor of which the guarantees were provided;

(c) a list of guarantees, security and endorsements granted by the Company in favor of third parties;

(d)      a list of all employment  agreements,  non-competition  agreements with employees, consultants or any other third party and all other agreements entered into by the Company (or in name of LM&P and CONVICTION) with each of its employees, directors, shareholders or third parties, and any agreements or plans applicable to the Company and/or the said people, including, but not limited to, all collective bargaining agreements, bonus schemes or profit-sharing plans of any kind whatsoever, the Company's rules and regulations, and the annual declaration of salary for each of the Company's employees;

(e)      a  list  of  all  agency,   license,   distribution  or  representation
         agreements to which the Company is a party, if applicable;

(f) a list of all other important contracts or insurance policies to which the Company is a party;

(g) a list of existing customers of LM&P and CONVICTION, all information pertaining to past customers being included in the Company's archives.


Article 6 - Additional Undertakings by the Sellers - Non competition

(a) The Sellers undertake not to take any measures after the date of signature of this Agreement which would be liable to cause any prejudice to the Company and none of the agreements which is binding upon the Company shall be amended or terminated as a result of this sale. In particular, the Employee Shareholders shall not use their last name in any way that can be prejudicial to the Company, it being specified that the Purchaser shall, as soon as reasonably practical after the Completion Date and in any event no later than September 30, 1995, arrange for the modification of the corporate name into "LM&P" or any other name it will deem appropriate with no reference to the surname of any of the Minority Shareholders.

(b) For three years, as from the Effective date, the Sellers undertake (i) not to hire any current or future members of the Company's personnel,
         (ii) not to engage, directly or indirectly in any activity in France which is in competition with the Company's activity (it being specified that the word "indirectly" shall not apply to any activity conducted at present or in the future by any of the present institutional shareholders of the Company or present institutional shareholders of a present shareholder of the Company), and (iii) not to become a shareholder, director, de jure or de facto executive, in France of any company which has a business activity in France which is in competition with that of the Company. In addition, the Sellers guarantee that the three members of the supervisory board named in the Company's K-bis excerpt referred to in Article 5.1 (a), and attached as Schedule 3, shall personally give and respect the same non-competition undertaking with respect to the Purchaser.


Article 7 - Undertaking by the Purchaser

The Purchaser undertakes to continue to manage the Company substantially as it was managed before the Completion Date. Furthermore, Messrs Liebaut, Maubras and Prieur, each in his respective capacity under his amended employment agreement referred to in Article 3.3 (b), shall have the responsibility of the marketing and sales policies of the Company, provided however that the new majority shareholder of the Company as from the Completion Date shall agree with these policies.


Article 8 - Indemnification

8.1      Duration of the Representations, Warranties and other Commitments

         Notwithstanding the fact that the legal status of the Purchaser or the Company may be modified in any way whatsoever, and namely following a merger or transformation:

(a) the representations, warranties and other commitments stipulated in Articles 5 and 6 herein shall remain in force, with full effect and full binding force, until the third anniversary of the Completion Date, subject to the provisions of (b) below;

(b) however, the representations, warranties and other commitments mentioned herein concerning taxes and social, tax and parafiscal charges, shall survive until expiry of the applicable statutes of limitation for each of the given areas. It is agreed that any claim made in the context hereof before the expiry of the said statutes of limitation shall remain covered by this indemnification clause;

(c) the representations and warranties contained herein are definitive, and shall not be affected by any information whatsoever which may have been communicated to the Purchaser, with the exception of what has been disclosed in Schedule 18.

8.2      Indemnification of the Purchaser

(a) The Sellers, acting jointly, severally and irrevocably, agree to indemnify the Purchaser, for all damage, loss, liability or expenses of any kind, including court and reasonable legal fees and expenses (hereinafter the "Damage"), which the Purchaser or the Company may have to bear or lay out, following:

         (i) any failure of the Sellers to respect their obligations under this Agreement;

         (ii)     any  inaccuracy,   error  or  omission  in  the   information,
                  representations and warranties given in this Agreement;

         (iii) any reduction in the value of any assets, or any increase in liabilities, which does not appear in the Tax Return.

(b) The parties agree that if it emerges that any Damage is deductible from the Company's taxable results, the amount of the indemnity to be paid by the Sellers in respect of such Damage shall be reduced by the tax saving effectively made by the Company.

(c) The tax reassessments or other reassessments of any nature whatsoever which lead merely to a time-lag in taxation (or which lead merely to a transfer of taxation from one fiscal year to the next) are excluded form the field of application of this undertaking to indemnify inasmuch as they do not result in a final expense in principal, penalties or indemnity for late payment.

(d) The parties further agree that the Sellers' obligation hereunder to indemnify the Purchaser or the Company for any Damage they have suffered shall only arise if the cumulative total of any and all Damage suffered by the Purchaser or the Company is higher than one hundred thousand francs (FRF 100,000).This amount shall be considered as a deductible.

(e) The indemnification of the Purchaser by the Sellers in the event of Damage, as defined in Article 8.2(a) to (d) shall be effected:

         (i) first by reducing the Purchase Price by way of one or several deduction(s), up to the amount of the Damage, from the remaining payments due under the payment schedule provided from Article 2.2; and then, after exhaustion of this first possibility, by

         (ii) paying damages to the Company or to the Purchaser (such damages to the Purchaser to be legally considered as a reduction of the Purchase Price already fully paid) at the Purchaser's option.

(f) The indemnification of a Damage shall be due by the Sellers to the Purchaser within 30 days of notification by the Purchaser to the Sellers in compliance with Article 8.3 of a claim for a Damage actually suffered by the Purchaser or the Company.

         However, in the event of notification to the Company by a third party, before complete payment of the Purchase Price, of a claim which is likely to implement the Sellers' guarantee but has not yet given rise to a Damage for the Company or the purchaser (a "Pending Claim"), the Purchaser shall be entitled provisionally to deduct the amount of the Pending Claim from the next payments due to the Sellers, provided the Pending Claim has been duly notified to the Sellers in compliance with
         Article 8.3. If, eventually, the Pending Claim does not materialize into a Damage for the Company or the Purchaser or, alternatively, materializes into a Damage for a lesser amount than the initial amount of the Pending Claim, the Purchaser shall promptly, upon final determination of the outcome of the Pending Claim, pay to the Sellers, an amount ("X") equal to the difference between the amount of the Pending Claim and the amount of the final corresponding Damage, together with an interest on X at the legal rate (taux legal) from the date X should have been paid to the Sellers, had there not been any Pending Claim, to the date of payment.

8.3      Obligations of the Purchaser in the event of Claims

         The Purchaser or the Company shall notify the Sellers in writing of any demands and claims likely to implement the Sellers' guarantee. This notification shall include a brief description of the nature of the demand or claim, the identity of the person instigating it, and an estimate of the Damage which could result therefrom for the Purchaser or the Company. The Sellers, or their duly-appointed counsel, shall have access to all books and other documents of the Company concerning such a demand or claim, and these shall be made available at the registered office of the Company or any other place mutually agreed upon, subject to reasonable notice, and for a reasonable period. The Sellers shall have the right to join in the defense or the conclusion, by way of a settlement (transaction) or amicable agreement, of any such demands or claims, at their own expense. The Purchaser and the Company alone shall have the power to settle, negotiate or otherwise conclude the matters concerning these demands or claims, provided however that the Purchaser or the Company shall act in a reasonable manner taking into account the commercial interests of the Company and not the fact that they may be entitled to claim an indemnity for Damage from the Sellers.

Article 9 - Transfer of the Agreement

The Sellers and the Purchaser may not transfer or delegate all or part of their respective rights or obligations which result from this agreement without the prior written approval of all other parties.



Article 10 - Miscellaneous Provisions

10.1     Expenses

         Each party shall bear all the costs and expenses incurred by it in connection with this agreement and its consequences, including, but not limited to, the fees and disbursements owed to any counsel, independent accountant or other person whose services may have been used by the said party.

10.2     Applicable Law

         This  agreement   shall  be  governed  by  French  law,  both  for  its
         interpretation and its performance.

10.3     Disputes

         Any disputes and litigation which may result herefrom shall be brought before the Tribunal de Commerce of Paris.

10.4     The Sellers' and Purchaser's successors

         This Agreement shall be jointly binding upon the heirs, beneficiaries, legal representatives, executors and trustees of the Sellers and of the Purchaser. This Agreement and all conditions and warranties contained herein shall benefit to any successor and assign of the Purchaser in the event of sale of the Shares to a third party after the payment of the Sixth Part pursuant to Article 2.2 (f) but before the end of the period of indemnification mentioned in Article 8.1. In the event of transfer by the Purchaser of the Shares before the payment of the Sixth Part, the provisions of this Agreement shall remain in full force and effect and shall not be affected by such transfer.

10.5     Non-performance

         In the event that either of the parties does not, at any time, require the performance by the other party of any of the provisions herein, its right to do so at any time in the future shall not be diminished in any way. Moreover, the fact that one of the parties waives its right to take advantage of the non-performance by the other party of one of the clauses herein, shall not mean that the said party has waived the rights conferred upon it by the said clause or any other clause of the agreement.

10.6     Schedules

         Each of the schedules hereto is an integral part of this agreement.

10.7     Notifications

         Any notifications or communications made pursuant to this agreement shall be made by registered letter with return receipt requested, or by fax, confirmed by registered letter with return receipt requested, or by hand delivery in exchange for a receipt, to the following addresses or to any other address which may be communicated in writing by either of the parties to the other at least five days before sending the said notification or communication:



         For notification to the Purchaser, to:

         Right Associates (France)
         Tour Winterthur
         102 Terrasse Boieldieu
         92800 Puteaux

         For the attention of the Gerant


         For notification to the Sellers, to:

         BDDP
         For the attention of the President
         162-164, rue de Billancourt, B.P. 411
         92103 Boulogne-Billancourt, France,

         Mr. Jean Liebaut
         46, rue Singer
         75016 Paris, France

         Mr. Francois Prieur
         61, boulevard Suchet
         75016 Paris

         Mr. Claude Maubras
         90, avenue Andre Morizet
         92100 Boulogne Billancourt

         Mr. Jean-Pierre Leclercq
         40 allee Chanteraine-Chevry
         91190 Gif-sur Yvette

         Mr.Claude Vieules
         9 rue de l'Eglise
         78270 Bennecourt

         Notifications shall be effective as from the date of receipt.



         Executed in eight original counterparts

         in Paris, on June 13, 1995


         Right Associates (France)                 BDDP

         /s/ G. Lee Bohs *                         /s/ Hubert Genty *
         By Mr. Lee Bohs                           By Mr. Hubert Genty


                                                   /s/ Jean Liebaut *
                                                   Mr. Jean Liebaut

                                                   /s/ Claude Maubras *
                                                   Mr. Claude Maubras


                                                   /s/ Francois Prieur *
                                                   Mr. Francois Prieur


                                                   /s/ Jean-Pierre Leclercq*
                                                   Mr. Jean-Pierre Leclercq


                                                   /s/ Claude Vieules *
                                                   Mr. Claude Vieules

         * French version executed only